FOR IMMEDIATE RELEASE



        BIOPURE'S PIVOTAL pHASE iii clinical TRIAL OF HEMOPURE(R)MEETS
                     PRIMARY safety and efficacy ENDPOINTS



CAMBRIDGE, Mass., August 27, 2001 - Biopure Corporation (Nasdaq: BPUR) today announced that the primary safety and efficacy endpoints were met in a pivotal Phase III clinical trial comparing the company's oxygen therapeutic Hemopure(R) [hemoglobin glutamer - 250 (bovine)], or HBOC-201, to allogeneic (donated) blood transfusion in patients undergoing elective orthopedic surgery. Statistical analyses of the trial data show that the overall medical risk to patients receiving Hemopure was no worse than the risk to patients receiving blood and that the majority of the Hemopure-treated patients totally avoided blood transfusion throughout the six-week study period.

"These results are a win for the company because they meet the study endpoints previously agreed to by the Food and Drug Administration (FDA) and are supportive of our plan to file a marketing application this year," said Biopure Chairman and CEO Carl Rausch. "This clinical milestone is an important step toward addressing the critical issue of blood availability on a worldwide basis."

Biopure is preparing the Phase III study report and is assembling an electronic biologic license application (eBLA), for perioperative use of Hemopure in patients undergoing elective surgery, based on data from the pivotal clinical trial and 19 other trials. This submission to the FDA will exceed 350,000 pages. The company plans to report further data from the pivotal trial in appropriate medical forums.

Study Design of the Pivotal Phase III Trial
The Phase III trial is a multinational, randomized, red blood cell controlled, single blind, parallel-group study designed to make clinical comparisons between Hemopure and allogeneic red blood cells. To ensure that only patients in need of immediate oxygen-carrying support were entered into the trial, 693 patients undergoing elective orthopedic surgery were randomized (1:1) to receive either Hemopure or allogeneic blood at the first transfusion decision. Of these patients, 350 received Hemopure, 338 received allogeneic blood and 5 patients were randomized but received no treatment. The intent-to-treat population used to evaluate the safety and efficacy of Hemopure included all 688 treated patients.

Per the study design, patients randomized to the Hemopure group were to receive an initial dose of two units of Hemopure and, if needed, up to eight additional units within the next six days. Patients requiring transfusion outside of these parameters were subsequently administered allogeneic blood and were not included in the blood avoidance totals if they received even one unit of blood. Control group patients were to receive only standard transfusions of allogeneic blood.

Primary Safety Objective
The primary safety objective of the trial was that patients treated with Hemopure have outcomes no worse than patients treated with allogeneic red blood cells per statistical methodology previously agreed to by the FDA. Unlike most trials, which are based on a by-group analysis of adverse experiences, Biopure's pivotal trial is based on a by-patient analysis to assess the overall medical risk to patients receiving Hemopure versus donated blood.

A statistical analysis of the study results shows that the trial results successfully meet the primary safety endpoint. This analysis was based on an independent safety endpoint evaluation committee's (SEEC) blinded review of each patient's case report form and medical records, including adverse and serious adverse experiences, vital signs, ECG results, clinical laboratory tests, and physical and neurological examination results. The role of this committee was to independently determine the intensity and cause of all reported adverse events and to assess the overall medical risk experienced by all patients in the trial.
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The 688 case records were divided among the 28 SEEC members. At least two physicians separately reviewed each case and provided their opinions in the form of numerical scores to a coordinator. If the two opinions differed, a third physician reviewed the case. In all cases, the SEEC reviewers were blinded to the treatment group (Hemopure or blood) and to the treating physician's classification of the seriousness, identity and cause of the reported adverse experiences.

The SEEC was comprised of North American physicians with expertise in relevant medical specialties and experience in caring for patients following major surgery. All members either served on other data safety monitoring boards or participated in other pharmaceutical clinical trials prior to their membership on the SEEC. An independent contract research organization chose the SEEC members and coordinated the data review process without Biopure's knowledge of the physicians' identities. A second contract group conducted the statistical analysis of the SEEC scoring. This statistical analysis has been verified independently in triplicate.

Primary Efficacy Objective
The primary efficacy objective of the trial was the elimination of allogeneic red blood cell transfusions, at 42 days post surgery, in at least 35 percent of patients receiving Hemopure, with a lower 95 percent confidence limit greater than 30 percent. The study results show an avoidance of red blood cell transfusions in 96.3 percent of the Hemopure-treated patients on the day of surgery, 67 percent at one week post surgery and approximately 60 percent (59.4%) at 42 days post surgery. At the lower 95 percent confidence limit, the elimination rates were 94.3 percent, 62.1 percent and 54.2 percent, respectively. These efficacy results were computed using the Kaplan-Meier method, censoring for patients lost to follow-up.

"On behalf of Biopure's directors and employees, I want to thank the company's loyal stockholders for their support during the pivotal trial and the intricate compilation and analysis of its results," said Mr. Rausch.

Biopure Corporation
Biopure Corporation, headquartered in Cambridge, Mass., is a leading developer, manufacturer and marketer of a new class of pharmaceuticals, called Oxygen Therapeutics(TM), which are intravenously administered to deliver oxygen to the body's tissues. Hemopure(R) [hemoglobin glutamer - 250 (bovine)], or HBOC-201, is approved in South Africa for use in adult surgery patients to treat acute anemia and eliminate, reduce or delay red blood cell transfusion. The company expects to file a marketing application for Hemopure in the United States in 2001, followed by an application in Europe in 2002, for perioperative use of the product in patients undergoing elective surgery. The product is also being developed for use in trauma, cancer and ischemic events such as heart attack and stroke. Oxyglobin(R) [hemoglobin glutamer - 200 (bovine)], the only product of its kind approved by the U.S. FDA and the European Commission, is commercially available in the United States, Germany, France and the United Kingdom for the treatment of anemia in dogs.

Statements in this press release that are not strictly historical may be forward-looking statements. There can be no assurance that Biopure Corporation will be able to commercially develop its oxygen therapeutic products, that necessary regulatory approvals will be obtained, that any clinical trials will be successful, or that any approved product will find market acceptance. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environment. These risks include, without limitation, the company's stage of product development, history of operating losses and accumulated deficits, and uncertainties related to clinical trials, regulatory approval, manufacturing and market acceptance. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of Biopure's operations and financial condition, and specific factors that could cause the company's actual performance to differ from current expectations, can be found on the company's Web site at www.biopure.com/corporate/legal/home_legal.htm and in the company's filings with the U.S. Securities and Exchange Commission, which can be accessed in the EDGAR database at the SEC Web site, www.sec.gov, or through the Investor section of Biopure's Web site, www.biopure.com.

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